Exhibit 99(a)(1)(A)

COMPANY REPURCHASE NOTICE

TO HOLDERS OF

GENERAL MILLS, INC.

FLOATING RATE CONVERTIBLE SENIOR NOTES DUE APRIL 11, 2037

CUSIP Numbers: 370334 BC7 and 370334 BD5

NOTICE IS HEREBY GIVEN pursuant to the terms and conditions of the Indenture, dated as of April 11, 2007 (the “Indenture”), between General Mills, Inc., a Delaware corporation (“General Mills,” “we,” “us” and “our”), and The Bank of New York Trust Company, N.A., a national banking association, as trustee (the “Trustee”), relating to our Floating Rate Convertible Senior Notes Due April 11, 2037 (each, a “Note” and, collectively, the “Notes”), that each holder of the Notes has the option (the “Put Option”) to require us to repurchase for cash each $1,000 principal amount of the Notes at a repurchase price (the “Repurchase Price”) equal to 100% of the principal amount, together with accrued interest from, and including, Friday, April 11, 2008 (the “Repurchase Date”) to, and including, Sunday, April 13, 2008, subject to the terms and conditions of the Indenture, the Notes and this Company Repurchase Notice and related notice materials, all as amended and supplemented from time to time. Pursuant to Section 3.02 of the Indenture, we will pay the portion of the accrued interest on the Notes payable with respect to the interest period ending on the Repurchase Date to the holder of record on March 25, 2008, which may or may not be the same person to whom we will pay the Repurchase Price. General Mills has appointed the Trustee as paying agent (the “Paying Agent”) in connection with the Notes. Holders may surrender their Notes from March 14, 2008 through 5:00 p.m., New York City time, on the Repurchase Date. This Company Repurchase Notice is being sent pursuant to the provisions of Section 3.02 of the Indenture and paragraph 6 of the Notes. All capitalized terms used but not specifically defined in this Company Repurchase Notice shall have the meanings given to such terms in the Indenture.

To exercise your option to have us repurchase the Notes and receive payment of the Repurchase Price, you must validly surrender the Notes prior to 5:00 p.m., New York City time, on the Repurchase Date (Friday, April 11, 2008). Notes surrendered for repurchase may be withdrawn at any time prior to 5:00 p.m., New York City time, on the Repurchase Date and, unless already accepted by us for payment pursuant to the Put Option, at any time after 12:00 midnight, New York City time, on Wednesday, May 7, 2008 (the date which is 40 business days after the date of this Company Repurchase Notice). The right of holders to surrender Notes for repurchase pursuant to the Put Option expires at 5:00 p.m., New York City time, on the Repurchase Date.

The Trustee has informed us that, as of the date of this Company Repurchase Notice, all custodians and beneficial holders of the Notes hold the Notes through The Depository Trust Company (“DTC”) accounts and that there are no certificated Notes in non-global form. Accordingly, all Notes surrendered for repurchase hereunder must be delivered through the transmittal procedures of DTC.

The Paying Agent is:

The Bank of New York Trust Company, N.A.

By Regular, Registered or Certified	For Information:	By Facsimile:
Mail or Overnight Courier:	(212) 815-3687	(212) 298-1915
The Bank of New York Mellon Corporation		Attention: David Mauer
Corporate Trust Operations
Reorganization Unit
101 Barclay Street – 7 East		Confirm Receipt of Facsimile Only:
New York, New York 10286		(212) 815-3687
Attention: David Mauer

Additional copies of this Company Repurchase Notice may be obtained from the Paying Agent at its address set forth above.

____________

The date of this Company Repurchase Notice is March 12, 2008

No person has been authorized to give any information or to make any representations other than those contained in the Indenture, the Notes, this Company Repurchase Notice and the related notice materials (collectively, as amended or supplemented from time to time, the “Put Option Materials”) and, if given or made, such information or representations must not be relied upon as having been authorized. The Put Option Materials do not constitute an offer to buy or the solicitation of an offer to sell securities in any circumstances or jurisdiction in which such offer or solicitation is unlawful. The delivery of the Put Option Materials shall not under any circumstances create any implication that the information contained in the Put Option Materials is current as of any time subsequent to the date of such information.

Neither we nor our board of directors, our employees or the Paying Agent are making any representation or recommendation to any holder as to whether or not to surrender that holder’s Notes. You should consult your own financial and tax advisors and must make your own decision as to whether or not to surrender your Notes for repurchase and, if so, the amount of Notes to surrender.

____________

TABLE OF CONTENTS

SUMMARY TERM SHEET	1
IMPORTANT INFORMATION CONCERNING THE PUT OPTION	5
1. INFORMATION CONCERNING THE COMPANY	5
2. DEFINITIONS	5
3. INFORMATION CONCERNING THE NOTES	5
3.1. The Company’s Obligation to Repurchase the Notes	5
3.2. Repurchase Price	6
3.3. Conversion Rights of the Notes.	6
3.4. Market for the Notes and our Common Stock	7
3.5. Redemption	8
3.6. Change in Control	8
3.7. Ranking	9
3.8. Dividends	9
4. PROCEDURES TO BE FOLLOWED BY HOLDERS ELECTING TO SURRENDER NOTES FOR REPURCHASE	9
4.1. Method of Delivery	9
4.2. Agreement to be Bound	9
4.3. Delivery of Notes	11
5. RIGHT OF WITHDRAWAL	11
6. PAYMENT FOR SURRENDERED NOTES	11
7. NOTES ACQUIRED	11
8. PLANS OR PROPOSALS OF GENERAL MILLS	12
9. INTERESTS OF DIRECTORS, EXECUTIVE OFFICERS AND AFFILIATES OF GENERAL MILLS IN THE NOTES	12
10. AGREEMENTS INVOLVING GENERAL MILLS SECURITIES	12
11. PURCHASES OF NOTES BY GENERAL MILLS AND ITS AFFILIATES	13
12. MATERIAL UNITED STATES TAX CONSIDERATIONS	13
13. ADDITIONAL INFORMATION	16
14. NO SOLICITATIONS	17
15. CONFLICTS	17
Annex A Board of Directors and Executive Officers	A-1

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SUMMARY TERM SHEET

The following are answers to some of the questions that you may have about the Put Option. To understand the Put Option fully and for a more complete description of the terms of the Put Option, we urge you to read carefully the remainder of this Company Repurchase Notice because the information in this summary is not complete. We have included page references to direct you to a more complete description of the topics in this summary.

Who is offering to repurchase my Notes?

General Mills, Inc., a Delaware corporation, is offering to repurchase your Floating Rate Convertible Senior Notes Due April 11, 2037 (each, a “Note” and, collectively, the “Notes”) that are validly surrendered for repurchase and not validly withdrawn. (Pages 5-6)

Why are you offering to repurchase my Notes?

The right of each holder of the Notes to sell and our obligation to repurchase the Notes pursuant to the option (the “Put Option”) of each holder to require us to repurchase the Notes as described in this Company Repurchase Notice is a term of the Notes under the Indenture, dated as of April 11, 2007 (the “Indenture”), between us and The Bank of New York Trust Company, N.A., a national banking association, as trustee (the “Trustee”), pursuant to which the Notes were issued. We have appointed the Trustee as paying agent (the “Paying Agent”) in connection with the Notes. This has been a right of holders from the time the Notes were issued on April 11, 2007. (Pages 5-6)

What Notes are you obligated to repurchase?

We are obligated to repurchase all Notes surrendered by the holders, at their option, and not validly withdrawn. As of March 11, 2008, there was $1,150,000,000 aggregate principal amount of Notes outstanding, which would result in an aggregate repurchase price of approximately $1,150,280,792. (Pages 5 and 11)

How much will you pay and what is the form of payment?

Pursuant to the terms of the Indenture and the Notes, for each $1,000 principal amount of the Notes, we will pay, in cash, a repurchase price (the “Repurchase Price”) equal to 100% of the principal amount, plus accrued interest from, and including, Friday, April 11, 2008 (the “Repurchase Date”) to, and including, Sunday, April 13, 2008, with respect to any and all Notes validly surrendered for repurchase and not validly withdrawn. Pursuant to Section 3.02 of the Indenture, we will pay the portion of the accrued interest on the Notes payable with respect to the interest period ending on the Repurchase Date to the holder of record on March 25, 2008, which may or may not be the same person to whom we will pay the Repurchase Price. The Repurchase Price is based solely on the requirements of the Indenture and the Notes and bears no relationship to the market price of the Notes or our common stock. (Pages 5-6)

How can I determine the market value of the Notes?

There is no established reporting system or market for trading in the Notes; however, the Notes are currently traded over-the-counter or on the PORTAL Market of the NASDAQ Stock Market, Inc. To the extent that the Notes are traded, prices for the Notes may fluctuate widely depending on trading volume, the balance between buy and sell orders, prevailing interest rates, our operating results, the trading price of our common stock and the market for similar securities. In addition, prices and trading volumes in the over-the-counter market are not reported and can be difficult to monitor. Subject to the terms, conditions and adjustments specified in the Indenture and the Notes, the Notes are currently convertible, and may be converted at any time on or prior to the close of business on the Business Day immediately preceding April 11, 2037, into cash and shares of our common stock, par value $0.10 per share, if any (subject to our right to elect to pay cash in lieu of any shares of our common stock to be issued and delivered upon conversion of such Notes pursuant to Section 5.14(b) of the Indenture), at a conversion rate of 10 shares of our common stock per $1,000 principal amount of the Notes. This represents a current conversion price per share of $100.00. Our common stock is listed on the New York Stock Exchange (the “NYSE”) under the symbol “GIS.” On March 11, 2008, the last reported sales price of our common stock on the NYSE was $57.14 per share. We urge you to obtain current market information for the Notes and our common stock, to the extent available, prior to making any decision with respect to the Put Option. (Pages 7-8)

What does the General Mills board of directors think of the Put Option?

Our board of directors has not made any recommendation as to whether or not you should surrender your Notes for repurchase pursuant to the Put Option. You must make your own decision whether to surrender your Notes for repurchase pursuant to the Put Option and, if so, the amount of Notes to surrender. (Page 6)

When does the Put Option expire?

The Put Option expires at 5:00 p.m., New York City time, on Friday, April 11, 2008. We will not extend the period you have to accept the Put Option unless required to do so by the United States federal securities laws. (Page 6)

What are the conditions to your repurchase of the Notes?

Our repurchase of Notes validly surrendered for repurchase and not validly withdrawn is not subject to any condition other than that the repurchase be lawful. (Page 6)

How do I surrender my Notes?

To surrender your Notes for repurchase pursuant to the Put Option, you must surrender the Notes through the transmittal procedures of The Depository Trust Company (“DTC”) on or after March 14, 2008, but no later than 5:00 p.m., New York City time, on the Repurchase Date.

•

If your Notes are held by a broker, dealer, commercial bank, trust company or other nominee, you must contact that nominee if you decide to surrender your Notes and instruct that nominee to surrender the Notes on your behalf through the transmittal procedures of DTC.

•	If you are a DTC participant, you should surrender your Notes electronically through DTC’s Automated Tenders over the Participant Terminal System, subject to the terms and procedures of that system.

You bear the risk of untimely submission of your Notes. You must allow sufficient time for completion of the necessary procedures prior to 5:00 p.m., New York City time, on the Repurchase Date.

By surrendering your Notes through the transmittal procedures of DTC, you agree to be bound by the terms of the Put Option set forth in this Company Repurchase Notice. (Pages 9-11)

If I surrender my Notes, when will I receive payment for them?

The Repurchase Price with respect to any and all Notes validly surrendered for repurchase and not validly withdrawn will be paid promptly following the later of the Repurchase Date and the time of surrender of such Notes through the transmittal procedures of DTC. Promptly upon expiration of the Put Option, we will either (a) accept for payment all Notes validly surrendered for repurchase and not validly withdrawn or (b) return such Notes. We will forward to the Paying Agent, prior to 10:00 a.m., New York City time, on April 14, 2008, the appropriate amount of cash required to pay the Repurchase Price for all Notes validly surrendered for repurchase and not validly withdrawn, and the Paying Agent will promptly distribute that cash to DTC, the sole record holder of the Notes. DTC will thereafter distribute the cash to its participants in accordance with its procedures. (Page 11)

Until what time can I withdraw previously surrendered Notes?

You can withdraw Notes previously surrendered for repurchase at any time until 5:00 p.m., New York City time, on the Repurchase Date. You may also withdraw previously surrendered Notes if we have not yet accepted them for payment after 12:00 midnight, New York City time, on Wednesday, May 7, 2008, the expiration of 40 business days from the date of this Company Repurchase Notice. (Page 11)

How do I withdraw previously surrendered Notes?

To withdraw previously surrendered Notes, you (or your broker, dealer, commercial bank, trust company or other nominee) must comply with the withdrawal procedures of DTC in sufficient time to allow DTC to withdraw your Notes prior to 5:00 p.m., New York City time, on the Repurchase Date or as otherwise set forth below.

You bear the risk of untimely withdrawal of previously surrendered Notes. You must allow sufficient time for completion of the necessary procedures prior to 5:00 p.m., New York City time, on the Repurchase Date. (Page 11)

Do I need to do anything if I do not wish to surrender my Notes for repurchase?

No. If you do not surrender your Notes before the expiration of the Put Option, we will not repurchase your Notes and your Notes will remain outstanding and continue to be subject to the existing terms of the Indenture and the Notes. (Page 9)

If I choose to surrender my Notes for repurchase, do I have to surrender all of my Notes?

No. You may surrender all of your Notes, a portion of your Notes or none of your Notes for repurchase. If you wish to surrender a portion of your Notes for repurchase, however, you must surrender your Notes in denominations of $1,000 principal amount or an integral multiple thereof. (Page 9)

If I choose to surrender my Notes, when will interest cease to accrue on them?

Unless we default in making payment of the Repurchase Price on any Notes validly surrendered and not validly withdrawn, interest on those Notes will cease to accrue on and after Sunday, April 13, 2008. (Page 6)

If I do not surrender my Notes, will I have the right to require General Mills to repurchase my Notes in the future?

Yes. Pursuant to Section 3.02 of the Indenture and paragraph 6 of the Notes, you have the right to require us to repurchase the Notes for cash on April 11, 2009, April 11, 2012, April 11, 2017, April 11, 2022, April 11, 2027 and April 11, 2032 at a repurchase price equal to 100% of the principal amount of the Notes to be repurchased, together with accrued interest from, and including, the relevant repurchase date to and including the calendar day immediately preceding the date on which payment of the relevant repurchase price is made. In addition, if a Change in Control occurs in the future, you will have the right, at your option, to require us to repurchase your Notes at a Change in Control Repurchase Price equal to 100% of the principal amount of the Notes to be repurchased, plus accrued and unpaid interest to, but excluding, the applicable Change in Control Repurchase Date. (Pages 5-6, 8)

What are my conversion rights with respect to my Notes?

Subject to the terms, conditions and adjustments specified in the Indenture and the Notes, the Notes are currently convertible, and may be converted at any time on or prior to the close of business on the Business Day immediately preceding April 11, 2037, into cash and shares of our common stock, par value $0.10 per share, if any, at a conversion rate of 10 shares of our common stock per $1,000 principal amount of the Notes. This represents a current conversion price per share of $100.00. Pursuant to Section 5.14(b) of the Indenture, we may choose to deliver cash in lieu of all or any portion of shares of our common stock, if any, deliverable upon conversion. (Pages 6-7)

If I do not surrender my Notes for repurchase, will it affect my conversion rights?

No. If you do not surrender your Notes for repurchase, your conversion rights will not be affected. You will continue to have the right to convert the Notes into cash and shares of our common stock, if any (subject to our right to elect to pay cash in lieu of any shares of our common stock to be issued and delivered upon conversion of such Notes pursuant to Section 5.14(b) of the Indenture), subject to the terms, conditions and adjustments specified in the Indenture and the Notes. (Pages 6-7)

Do I have to pay a commission if I surrender my Notes?

You will not be required to pay any commission to us, DTC or the Paying Agent in connection with the Put Option. However, there may be commissions you need to pay to your broker in connection with your surrender of the Notes. (Page 9)

Will I have to pay taxes if I surrender my Notes for repurchase pursuant to the Put Option?

If you are a U.S. resident for U.S. federal income tax purposes, the receipt of cash in exchange for Notes pursuant to the Put Option will be a taxable transaction for U.S. federal income tax purposes, resulting in taxable gain or loss to you. Except to the extent that gain is recharacterized as ordinary income pursuant to the market discount rules, such gain or loss generally will be capital gain or loss. You should consult your tax advisor regarding the specific tax consequences to you. (Pages 14-15)

If you are not a U.S. resident for U.S. federal income tax purposes, the receipt of cash in exchange for the Notes pursuant to the Put Option may have U.S. federal income tax consequences. You should consult your tax advisor regarding the specific tax consequences to you. (Pages 15-16)

Who is the Paying Agent?

The Bank of New York Trust Company, N.A., the Trustee under the Indenture, is serving as Paying Agent in connection with the Put Option. Its address and telephone number are set forth on the front cover page of this Company Repurchase Notice.

Whom can I talk to if I have questions about the Put Option?

Questions and requests for assistance in connection with the surrender of Notes for repurchase pursuant to the Put Option may be directed to the Paying Agent at the address and telephone and facsimile numbers set forth on the cover of this Company Repurchase Notice.

IMPORTANT INFORMATION CONCERNING THE PUT OPTION

1.         Information Concerning the Company. General Mills, Inc., a Delaware corporation (the “Company,” “General Mills,” “we,” “us” and “our”), is offering to repurchase its Floating Rate Convertible Senior Notes Due April 11, 2037 (each, a “Note” and, collectively, the “Notes”).

General Mills is a leading global manufacturer and marketer of branded, packaged consumer foods and operates in the consumer foods industry. We are also a leading supplier of branded and unbranded food products to the foodservice and commercial baking industries. These products are manufactured by us in 18 countries and marketed in more than 100 countries. Our joint ventures manufacture and market products in more than 130 countries and republics worldwide.

We have three operating segments organized by type of customer and geographic region: U.S. Retail, International, and Bakeries and Foodservice. The U.S. Retail segment reflects business with a wide variety of grocery stores, mass merchandisers, membership stores, natural food chains, and drug, dollar and discount chains operating throughout the United States. Our major product categories in this business segment are ready-to-eat cereals, refrigerated yogurt, ready-to-serve soup, dry dinners, shelf stable and frozen vegetables, refrigerated and frozen dough products, dessert and baking mixes, frozen pizza and pizza snacks, grain, fruit and savory snacks, microwave popcorn, and a wide variety of organic products including soup, granola bars, and cereal. In Canada, our major product categories are ready-to-eat cereals; shelf stable and frozen vegetables; dry dinners; refrigerated and frozen dough products; dessert and baking mixes; frozen pizza snacks; and grain, fruit and savory snacks. In markets outside North America, our product categories include super-premium ice cream, grain snacks, shelf stable and frozen vegetables, dough products, and dry dinners. Our International segment also includes products manufactured in the United States for export internationally, primarily to the Caribbean and Latin American markets, as well as products we manufacture for sale to our international joint ventures. In our Bakeries and Foodservice segment we sell branded ready-to-eat cereals, snacks, dinner and side dish products, refrigerated and soft-serve frozen yogurt, frozen dough products, branded baking mixes, and custom food items. Our customers include foodservice distributors and operators, convenience stores, vending machine operators, quick service and other restaurant operators, and business and school cafeterias in the United States and Canada. In addition, we market mixes and unbaked and fully baked frozen dough products throughout the United States and Canada to retail, supermarket and wholesale bakeries. In addition to our consolidated operations, we manufacture and sell products through several international joint ventures.

Our fiscal year ends on the last Sunday in May. All references to our fiscal years are to our fiscal years ending on the last Sunday in May of each such period.

We were incorporated under the laws of the State of Delaware in 1928. We employ approximately 28,500 persons worldwide. Our principal executive offices are located at Number One General Mills Boulevard, Minneapolis, Minnesota 55426; our telephone number is (763) 764-7600.

2.         Definitions. All capitalized terms used but not specifically defined in this Company Repurchase Notice shall have the meanings given to such terms in the Indenture.

3.         Information Concerning the Notes. The Notes were issued under an Indenture, dated as of April 11, 2007 (the “Indenture”), between us and The Bank of New York Trust Company, N.A., a national banking association, as trustee (the “Trustee”). The Notes mature on April 11, 2037. As of March 11, 2008, there was $1,150,000,000 aggregate principal amount of Notes outstanding.

General Mills has appointed the Trustee as paying agent (the “Paying Agent”) in connection with the Notes.

3.1.       The Company’s Obligation to Repurchase the Notes. Pursuant to the terms of the Notes and the Indenture, we are obligated to repurchase all Notes validly surrendered for repurchase by holders, at their option, and not validly withdrawn on April 11, 2008, April 11, 2009, April 11, 2012, April 11, 2017, April 11, 2022, April 11, 2027 and April 11, 2032. The repurchase price on each of those dates will equal 100% of the principal amount of the Notes to be repurchased, together with accrued interest from, and including, the relevant repurchase date to and including the calendar day immediately preceding the date on which payment of the relevant repurchase price is made. Pursuant to Section 3.02 of the Indenture, we will pay the portion of the accrued interest on the Notes payable with respect to the interest period ending on the relevant repurchase date to the holder of record on the Record Date corresponding to such repurchase date, which may or may not be the same person to whom we will pay the relevant repurchase price. In addition, if a Change in Control occurs in the future, you will have the right, at your option, to require us to repurchase your Notes at a Change in Control Repurchase Price equal to 100% of the principal amount of the Notes to be repurchased, plus accrued and unpaid interest to, but excluding, the applicable Change in Control Repurchase Date.

The option of each holder to require us to repurchase the Notes as described in this Company Repurchase Notice (the “Put Option”) will expire at 5:00 p.m., New York City time, on Friday, April 11, 2008 (the “Repurchase Date”). We will not extend the period that holders have to accept the Put Option unless required to do so by the United States federal securities laws. Our repurchase of Notes validly surrendered for repurchase and not validly withdrawn is not subject to any condition other than that the repurchase be lawful.

3.2.       Repurchase Price. Pursuant to the terms of the Indenture and the Notes, the repurchase price (the “Repurchase Price”) to be paid by us for each $1,000 principal amount of the Notes on the Repurchase Date is 100% of the principal amount, plus accrued interest from, and including, the Repurchase Date to, and including, Sunday, April 13, 2008. Pursuant to Section 3.02 of the Indenture, we will pay the portion of the accrued interest on the Notes payable with respect to the interest period ending on the Repurchase Date to the holder of record on March 25, 2008, which may or may not be the same person to whom we will pay the Repurchase Price. We will pay the Repurchase Price in cash with respect to any and all Notes validly surrendered for repurchase and not validly withdrawn prior to 5:00 p.m., New York City time, on the Repurchase Date. Notes surrendered for repurchase will be accepted only in principal amounts equal to $1,000 or integral multiples thereof. Unless we default in making payment of the Repurchase Price on any Notes validly surrendered and not validly withdrawn, interest on those Notes will cease to accrue on and after Sunday, April 13, 2008.

The Repurchase Price is based solely on the requirements of the Indenture and the Notes and bears no relationship to the market price of the Notes or our common stock. Thus, the Repurchase Price may be significantly higher or lower than the market price of the Notes on the Repurchase Date. We urge holders of Notes to obtain the best available information as to potential current market prices of the Notes and our common stock before making a decision whether to surrender Notes for repurchase.

Neither we nor our board of directors, our employees or the Paying Agent are making any recommendation to holders as to whether or not to surrender Notes for repurchase pursuant to this Company Repurchase Notice. Each holder must make that holder’s own decision whether or not to surrender Notes for repurchase and, if so, the principal amount of Notes to surrender based on that holder’s own assessment of the current market value of the Notes and our common stock and other relevant factors.

3.3.       Conversion Rights of the Notes. Subject to the terms, conditions and adjustments specified in the Indenture and the Notes, the Notes are currently convertible, and may be converted at any time on or prior to the close of business on the Business Day immediately preceding April 11, 2037, into cash and shares of our common stock, par value $0.10 per share, if any, at a conversion rate of 10 shares of our common stock per $1,000 principal amount of the Notes. This represents a current conversion price per share of $100.00. Subject to certain exceptions described in the Indenture, we will settle each $1,000 principal amount of the Notes surrendered for conversion by delivering, on the third Trading Day immediately following the last day of the related Observation Period, cash and shares of our common stock, if any, equal to the sum of the daily settlement amounts (as defined below) for each of the ten Trading Days during the related Observation Period. The “daily settlement amount” for each of the ten Trading Days during the Observation Period consists of:

•	an amount in cash equal to the lesser of $100 and the Daily Conversion Value relating to such day; and

•

to the extent such Daily Conversion Value exceeds $100, a number of shares, subject to our right to pay cash in lieu of all or a portion of such shares, equal to (A) the difference between such Daily Conversion Value and $100 divided by (B) the Common Stock Price for such day.

Pursuant to Section 5.14(b) of the Indenture, we may choose to deliver cash in lieu of all or any portion of shares of our common stock, if any, deliverable upon conversion.

For more information regarding the conversion rights with respect to the Notes, or any of the other terms and conditions of the Notes, please see the Indenture and the Notes and the description thereof in the Description of the Notes described in Section 13 below (the “Description of the Notes”).

The Trustee is currently acting as conversion agent for the Notes.

Holders that do not surrender their Notes for repurchase pursuant to the Put Option will maintain the right to convert their Notes into cash and shares of our common stock, if any, subject to the terms, conditions and adjustments specified in the Indenture and the Notes. Any Notes which are surrendered for repurchase pursuant to the Put Option will become convertible only if such surrender has been validly withdrawn, as described in Section 5 below.

3.4.       Market for the Notes and our Common Stock. There is no established reporting system or trading market for trading in the Notes; however, the Notes are currently traded over-the-counter or on the PORTAL Market of the NASDAQ Stock Market, Inc. (“PORTAL”). To the extent that the Notes are traded, prices for the Notes may fluctuate widely depending on trading volume, the balance between buy and sell orders, prevailing interest rates, our operating results, the trading price of our common stock and the market for similar securities. In addition, prices and volumes in the over-the-counter market are not reported and can be difficult to monitor.

Following the expiration of the Put Option, we expect that Notes not repurchased pursuant to the Put Option will continue to be traded on PORTAL and over-the-counter; however, the trading market for the Notes that remain outstanding may be even more limited. A debt security with a smaller outstanding principal amount available for trading (a smaller “float”) may command a lower price and trade with greater volatility than would a comparable debt security with a larger float. Consequently, our repurchase of a significant amount of the Notes pursuant to the Put Option will reduce the float and may negatively affect the liquidity, market value and price volatility of the Notes that remain outstanding following the Repurchase Date. We cannot assure you that a trading market will exist for the Notes following the Repurchase Date. The extent of the market for the Notes following the Repurchase Date will depend upon, among other things, the remaining outstanding principal amount of the Notes, the number of holders of Notes remaining and the interest on the part of securities firms in maintaining a market in the Notes.

The Trustee has informed us that, as of the date of this Company Repurchase Notice, all of the Notes are held in global form through The Depository Trust Company (“DTC”). As of March 11, 2008, there was $1,150,000,000 aggregate principal amount of Notes outstanding and DTC was the sole record holder of the Notes.

As described in Section 3.3 above, subject to the terms, conditions and adjustments specified in the Indenture and the Notes, the Notes are currently convertible, and may be converted at any time on or prior to the close of business on the Business Day immediately preceding April 11, 2037, into cash and shares of our common stock, par value $0.10 per share, if any (subject to our right to elect to pay cash in lieu of any shares of our common stock to be issued and delivered upon conversion of such Notes pursuant to Section 5.14(b) of the Indenture), at a conversion rate of 10 shares of our common stock per $1,000 principal amount of the Notes. Our common stock is listed on the New York Stock Exchange (“NYSE”) under the symbol “GIS.” The following table sets forth, for the fiscal quarters indicated, the high and low sales prices of our common stock as reported on the NYSE and the dividends per share paid during such periods.

	Common Stock Price		Dividends on Common Stock (per share)
	High	Low
2008
4th Quarter (through March 11, 2008)	$7.98	$54.40	$	N/A
3rd Quarter	61.40	51.00		.390
2nd Quarter	59.67	55.52		.390
1st Quarter	61.52	54.17		.390

2007
4th Quarter	$61.11	$54.57		$.370
3rd Quarter	59.23	55.51		.370
2nd Quarter	57.25	51.50		.350
1st Quarter	54.21	49.27		.350

2006
4th Quarter	$52.16	$48.51		$.340
3rd Quarter	50.49	47.05		.340
2nd Quarter	49.38	44.67		.330
1st Quarter	51.45	45.49		.330

On March 11, 2008, the last reported sales price of our common stock on the NYSE was $57.14 per share. As of February 24, 2008, there were approximately 375,013,345 shares of our common stock outstanding.

We urge you to obtain current market information for the Notes, to the extent available, and our common stock before making any decision with respect to the Put Option.

3.5.       Redemption. Beginning on April 11, 2008, we may at our option redeem the Notes, in whole at any time or in part from time to time, for cash at a redemption price equal to 100% of the principal amount of the Notes to be redeemed, plus accrued and unpaid interest to, but excluding, the date of redemption. We must make at least four quarterly interest payments (including the interest payment on April 11, 2008) in the full amount required by the Indenture before redeeming any Notes at our option.

3.6.       Change in Control. A holder may require us to repurchase that holder’s Notes for cash if there is a Change in Control. The repurchase price is equal to 100% of the principal amount of the Notes to be repurchased, plus accrued and unpaid interest to, but excluding, the applicable Change in Control Repurchase Date.

3.7.       Ranking. The Notes are our unsecured and unsubordinated obligations and rank equally in priority among themselves and with all of our existing and future unsecured and unsubordinated obligations from time to time outstanding. The Notes are not guaranteed by any of our subsidiaries and, accordingly, the Notes are effectively subordinated to all existing and future obligations of our subsidiaries, including trade creditors.

3.8.       Dividends. The holders of Notes are not entitled to dividends, although the payment of certain dividends above the Quarterly Dividend Threshold Amount will result in an adjustment to the conversion rate, as set forth in the Indenture and the Notes and described in the Description of the Notes. In the event that the Notes are converted and we deliver Net Shares to satisfy all or any portion of shares of our common stock, if any, deliverable upon conversion, the holders will thereafter be entitled to dividends, if any, made to holders of common stock. There are certain contractual restrictions on our ability to declare and pay dividends, which are described in our Annual Report on Form 10-K for the year ended May 27, 2007 and incorporated herein by reference.

4.         Procedures to be Followed by Holders Electing to Surrender Notes for Repurchase. Holders will not be entitled to receive the Repurchase Price for their Notes unless they validly surrender and do not validly withdraw the Notes on or before 5:00 p.m., New York City time, on the Repurchase Date. Notes may be surrendered for repurchase on or after March 14, 2008, but no later than 5:00 p.m., New York City time, on the Repurchase Date. Holders may surrender some or all of their Notes; however, any Notes surrendered must be in denominations of $1,000 principal amount or an integral multiple thereof. Notes that are not validly surrendered for repurchase on or before 5:00 p.m., New York City time, on the Repurchase Date will remain outstanding and will continue to be subject to the existing terms of the Indenture and the Notes.

You will not be required to pay any commission to us, DTC or the Paying Agent in connection with the Put Option. However, there may be commissions you need to pay to your broker in connection with your surrender of the Notes.

Only registered holders are authorized to surrender their Notes for repurchase. The Trustee has informed us that, as of the date of this Company Repurchase Notice, DTC is the sole registered holder of the Notes and all custodians and beneficial holders of the Notes hold the Notes through DTC accounts and that there are no certificated Notes in non-global form.

4.1.       Method of Delivery. Since DTC is the sole registered holder of the Notes, all Notes surrendered for repurchase must be delivered through DTC’s Automatic Tenders over the Participant Terminal System (“PTS”). This Company Repurchase Notice constitutes the Company Repurchase Notice described in the Indenture and delivery of Notes via PTS will satisfy the Note surrender notice requirements of the Indenture. Surrender of Notes is at the risk of the person surrendering those Notes.

4.2.       Agreement to be Bound. By surrendering Notes through the transmittal procedures of DTC, a holder acknowledges and agrees as follows:

•	pursuant to the Put Option, such Notes shall be repurchased as of the Repurchase Date pursuant to the terms and conditions specified in paragraph 6 of the Notes and the Indenture;
•	such holder agrees to all of the terms of this Company Repurchase Notice;
•	such holder has received this Company Repurchase Notice;
•

upon the terms and subject to the conditions set forth in this Company Repurchase Notice, the Indenture and the Notes, and effective upon the acceptance for payment thereof, such holder (i) irrevocably sells, assigns and transfers to us, all right, title and interest in and to all the Notes surrendered, (ii) waives any and all rights with respect to the Notes (including without limitation any existing or past defaults and their consequences), (iii) releases and discharges us and our directors, officers, employees and affiliates from any and all claims such holder may have now, or may have in the future arising out of, or related to, the Notes, including, without limitation, any claims that such holder is entitled to receive additional principal or interest payments with respect to the Notes or to participate in any redemption or defeasance of the Notes and (iv) irrevocably constitutes and appoints the Paying Agent as the true and lawful agent and attorney-in-fact of such holder with respect to any such surrendered Notes, with full power of substitution and resubstitution (such power of attorney being deemed to be an irrevocable power coupled with an interest) to (a) transfer ownership of such Notes, on the account books maintained by DTC, together, in any such case, with all accompanying evidences of transfer and authenticity, to us, (b) present such Notes for transfer on the relevant security register and (c) receive all benefits or otherwise exercise all rights of beneficial ownership of such Notes (except that the Paying Agent will have no rights to, or control over, funds from us, except as agent for us, for the Repurchase Price of any surrendered Notes that are repurchased by us), all in accordance with the terms set forth in this Company Repurchase Notice;

•

such holder represents and warrants that such holder (i) owns the Notes surrendered and is entitled to surrender such Notes and (ii) has full power and authority to surrender, sell, assign and transfer the Notes surrendered and that when such Notes are accepted for repurchase and payment by us, we will acquire good title thereto, free and clear of all liens, restrictions, charges and encumbrances and not subject to any adverse claim or right;

•

such holder agrees, upon request from us, to execute and deliver any additional documents deemed by the Paying Agent or us to be necessary or desirable to complete the sale, assignment and transfer of the Notes surrendered;

•

such holder understands that all Notes validly surrendered for repurchase and not validly withdrawn prior to 5:00 p.m., New York City time, on the Repurchase Date will be repurchased at the Repurchase Price, in cash, subject to the terms and conditions of the Indenture, the Notes, this Company Repurchase Notice and the related notice materials, as amended and supplemented from time to time;

•

payment for Notes repurchased pursuant to this Company Repurchase Notice will be made by deposit of the Repurchase Price for such Notes with the Paying Agent, which will act as agent for surrendering holders for the purpose of receiving payments from us and transmitting such payments to such holders;

•

surrenders of Notes may be withdrawn by written notice of withdrawal delivered pursuant to the procedures set forth in this Company Repurchase Notice (a) at any time prior to 5:00 p.m., New York City time, on the Repurchase Date and (b) unless the Notes have already been accepted by us for payment pursuant to the Put Option, at any time after 12:00 midnight, New York City time, on Wednesday, May 7, 2008 (the date which is 40 business days after the date of this Company Repurchase Notice), in either case, by written notice of withdrawal delivered pursuant to the procedures set forth in this Company Repurchase Notice;

•

all authority conferred or agreed to be conferred pursuant to the terms hereof shall survive the death or incapacity of the holder and every obligation of the holder and shall be binding upon the holder’s heirs, personal representatives, executors, administrators, successors, assigns, trustees in bankruptcy and other legal representatives;

•

the delivery and surrender of the Notes is not effective, and the risk of loss of the Notes does not pass to the Paying Agent, until receipt by the Paying Agent of any and all evidences of authority and any other required documents in form satisfactory to us; and

•

all questions as to the validity, form, eligibility (including time of receipt) and acceptance for payment of any surrender of Notes pursuant to the procedures described in this Company Repurchase Notice and the form and validity (including time of receipt of notices of withdrawal) of all documents will be determined by us, in our sole direction, which determination shall be final and binding on all parties.

4.3.       Delivery of Notes. Notes Held Through a Custodian. A holder whose Notes are held by a broker, dealer, commercial bank, trust company or other nominee must contact that nominee if the holder desires to surrender the holder’s Notes and instruct that nominee to surrender the Notes for repurchase on the holder’s behalf through the transmittal procedures of DTC as set forth below in “—Notes Held by DTC Participants.”

Notes Held by DTC Participants. A holder who is a DTC participant must surrender that holder’s Notes by:

•	delivering to the Paying Agent’s account at DTC through DTC’s book-entry system such holder’s beneficial interest in the Notes; and
•	electronically transmitting such holder’s acceptance through PTS, subject to the terms and procedures of that system.

In surrendering through PTS, the electronic instructions sent to DTC by the holder or by a broker, dealer, commercial bank, trust company or other nominee on the holder’s behalf, and transmitted by DTC to the Paying Agent, will acknowledge, on behalf of DTC and the holder, receipt by the holder of and agreement to be bound by the terms of the Put Option, including those set forth in Section 4.2 above.

You bear the risk of untimely submission of your Notes. You must allow sufficient time for completion of the necessary procedures prior to 5:00 p.m., New York City time, on the Repurchase Date.

5.         Right of Withdrawal. Notes surrendered for repurchase may be withdrawn at any time prior to 5:00 p.m., New York City time, on the Repurchase Date. Holders may also withdraw surrendered Notes if we have not yet accepted them for payment after 12:00 midnight, New York City time, on Wednesday, May 7, 2008, the expiration of 40 business days from the date of this Company Repurchase Notice. In order to withdraw Notes on or prior to the Repurchase Date, a holder (or the holder’s broker, dealer, commercial bank, trust company or other nominee) must comply with the withdrawal procedures of DTC in sufficient time to allow DTC to withdraw those Notes prior to 5:00 p.m., New York City time, on the Repurchase Date. Notes so withdrawn may be resurrendered by following the surrender procedures described in Section 4 above.

You bear the risk of untimely withdrawal of previously surrendered Notes. If you wish to withdraw your Notes on or prior to the Repurchase Date, you must allow sufficient time for completion of the necessary procedures prior to 5:00 p.m., New York City time, on the Repurchase Date.

6.         Payment for Surrendered Notes. The Repurchase Price with respect to any and all Notes validly surrendered for repurchase and not validly withdrawn will be paid promptly following the later of the Repurchase Date and the time of surrender of such Notes through the transmittal procedures of DTC, as described in Section 4.3. Promptly upon expiration of the Put Option, we will either (a) accept for payment all Notes validly surrendered for repurchase and not validly withdrawn or (b) return such Notes. We will forward to the Paying Agent, prior to 10:00 a.m., New York City time, on April 14, 2008, the appropriate amount of cash required to pay the Repurchase Price for all Notes validly surrendered for repurchase and not validly withdrawn, and the Paying Agent will promptly thereafter distribute that cash to DTC, the sole record holder of the Notes. DTC will thereafter distribute the cash to its participants in accordance with its procedures.

The total amount of funds required by us to repurchase the Notes is approximately $1,150,280,792 (assuming that (a) all of the Notes are validly surrendered for repurchase and not validly withdrawn and (b) the interest rate on the Notes in effect as of the next LIBOR Rate Reset Date is the same as the interest rate on the Notes in effect as of the date of this Company Repurchase Notice). We expect to fund our repurchase of the Notes through the issuance of commercial paper or, in the currently unexpected event we are unable to issue commercial paper, through direct borrowings from our committed bank credit lines. There are no material conditions to our funding of the Repurchase Price or our repurchase of the Notes in the manner described above.

7.         Notes Acquired. Any Notes repurchased by us pursuant to the Put Option will be cancelled by the Trustee, pursuant to the terms of the Indenture.

8.         Plans or Proposals of General Mills. Except as publicly disclosed prior to the date of this Company Repurchase Notice, we do not currently have any plans which would be material to a holder’s decision to surrender Notes for repurchase pursuant to the Put Option, which relate to or which would result in:

•	any extraordinary transaction, such as a merger, reorganization or liquidation, involving us or any of our subsidiaries;
•	any purchase, sale or transfer of a material amount of assets of us or any of our subsidiaries;
•	any material change in our present dividend rate or policy, or indebtedness or capitalization;
•

any change in our present board of directors or management, including, but not limited to, any plans or proposals to change the number or the term of directors or to fill any existing vacancies on the board or to change any material term of the employment contract of any executive officer;

•	any other material change in our corporate structure or business;
•

any class of our equity securities to be delisted from a national securities exchange or cease to be authorized to be quoted in an automated quotation system operated by a national securities association;

•	any class of our equity securities becoming eligible for termination of registration under Section 12(g)(4) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”);
•	the suspension of our obligation to file reports under Section 15(d) of the Exchange Act;
•	the acquisition by any person of additional securities of General Mills or the disposition of securities of General Mills; or
•	any changes in our charter, bylaws or other governing instruments or other actions that could impede the acquisition of control of General Mills.

9.         Interests of Directors, Executive Officers and Affiliates of General Mills in the Notes. To our knowledge:

•	none of us or our executive officers, directors, subsidiaries or other affiliates has any beneficial interest in the Notes;
•	we will not purchase any Notes from such persons; and
•	during the 60 days preceding the date of this Company Repurchase Notice, none of such officers, directors or affiliates has engaged in any transactions in the Notes.

A list of our directors and executive officers is attached to this Company Repurchase Notice as Annex A.

10.       Agreements Involving General Mills Securities. In connection with the issuance of the Notes, we entered into a Registration Rights Agreement, dated as of April 11, 2007 (the “Registration Rights Agreement”), with Morgan Stanley & Co. Incorporated relating to the Notes and the underlying shares of our common stock issuable upon conversion of the Notes. Under the Registration Rights Agreement, we agreed to file, within 120 days after April 11, 2007, a shelf registration statement with respect to the resale of the Notes and the shares of our common stock issuable upon conversion of the Notes. We also agreed to use our reasonable best efforts to keep the shelf registration statement effective until the earliest of (i) two years after the closing of the offering of the Notes, (ii) the date when holders of the Notes and our common stock issuable upon conversion of the Notes are able to sell such Notes and common stock immediately without restriction under Rule 144(k) under the

Securities Act of 1933, as amended (the “Securities Act”), (iii) the date when all of the Notes and common stock issuable upon conversion of the Notes have been sold pursuant to a shelf registration statement, (iv) the date the Notes and any common stock issuable upon conversion of the Notes have been sold to the public pursuant to Rule 144 under the Securities Act and (v) the date when the Notes and any common stock issuable upon conversion of the Notes cease to be outstanding. Under the Registration Rights Agreement, we are also required to pay additional interest, subject to some limitations, to the holders of the Notes if we fail to comply with our obligation to register the Notes and the common stock issuable upon conversion of the Notes. Pursuant to the terms of the Registration Rights Agreement, on August 9, 2007, we filed with the Securities and Exchange Commission (the “SEC”) a registration statement on Form S-3 registering for resale the Notes and the shares of our common stock issuable upon conversion of the Notes. This registration statement became effective upon filing with the SEC.

For more information regarding any of the terms and conditions of the Registration Rights Agreement, please see the Registration Rights Agreement and the description thereof in the Description of the Notes.

Except as described above, neither we nor, to our knowledge, any of our affiliates, directors or executive officers, is a party to any contract, arrangement, understanding or agreement with any other person relating, directly or indirectly, to the Put Option or with respect to any securities of General Mills, including, but not limited to, any contract, arrangement, understanding or agreement concerning the transfer or the voting of those securities, joint ventures, loan or option arrangements, puts or calls, guarantees of loans, guarantees against loss or the giving or withholding of proxies, consents or authorizations.

11.       Purchases of Notes by General Mills and its Affiliates. We and each of our affiliates, including our executive officers and directors, are prohibited under applicable United States federal securities laws from purchasing Notes (or the right to purchase Notes) other than pursuant to the Put Option until at least the tenth business day after the Repurchase Date. Following that date, if any Notes remain outstanding, we and our affiliates may purchase Notes in the open market, in private transactions, through a subsequent tender offer or otherwise, any of which may be consummated at purchase prices higher or lower than the Repurchase Price and on other terms and for forms of consideration that may be different from those of the Put Option. A decision to purchase Notes after the Repurchase Date, if any, will depend upon many factors, including the amount of Notes surrendered for repurchase pursuant to the Put Option, the market price of the Notes, the market price of our common stock, our business and financial position and general economic and market conditions.

12.       Material United States Tax Considerations. The following discussion summarizes the material United States federal income tax considerations that may be relevant to a holder who exercises the Put Option. This summary is based on the Internal Revenue Code of 1986, as amended (the “Code”), and the regulations, rulings and administrative and judicial decisions promulgated thereunder, all as in effect as of the date of this Company Repurchase Notice. All of these laws and authorities are subject to change, possibly with retroactive effect.

This discussion deals only with holders who are beneficial owners of the Notes and who hold the Notes as capital assets. This discussion does not apply if a holder is a member of a class of holders subject to special rules, such as:

•	a dealer in securities or currencies;
•	a trader in securities that elects to use a mark-to-market method of accounting for your securities holdings;
•	a bank;
•	an insurance company;
•	a tax-exempt organization;
•	a person that owns Notes that are a hedge or that are hedged against interest rate risks;

•	a partnership or other pass-through entity;
•	a person that owns Notes as part of a straddle or conversion transaction for tax purposes; or
•	a United States holder (as defined below) whose functional currency for tax purposes is not the U.S. dollar.

This summary does not describe all of the tax considerations that may be relevant to a holder. All holders should consult their own tax advisors regarding the United States federal income tax consequences of exercising the Put Option, as well as any tax consequences arising under any state, local or foreign tax laws, or under any other U.S. federal tax laws.

As used herein, a “U.S. Holder” means a beneficial owner of a Note that is, for U.S. federal income tax purposes, any of the following:

•	an individual who is a citizen or resident of the United States;
•	a corporation, or any entity treated as a corporation, that was created or organized in or under the laws of the United States or any political subdivision thereof;
•	an estate the income of which is subject to United States federal income taxation regardless of its source; or
•

a trust (i) that is subject to the supervision of a court within the United States and the control of one or more United States persons (as described in section 7701(a)(30) of the Code) or (ii) that has a valid election in effect under applicable U.S. Treasury regulations to be treated as a U.S. person.

A “Non-U.S. Holder” means a holder of a Note that is an individual, corporation, trust or estate that is not a U.S. Holder. Special rules may apply to certain Non-U.S. Holders such as “controlled foreign corporations,” “passive foreign investment companies,” corporations that accumulate earnings to avoid federal income tax or, in certain circumstances, individuals who are U.S. expatriates. These special rules are not addressed in the following summary. Non-U.S. Holders should consult their tax advisors to determine the U.S. federal, state, local and other tax consequences that may be relevant to them.

Treatment of U.S. Holders

Sale of the Notes. A sale of Notes by a U.S. Holder pursuant to the exercise of the Put Option will be a taxable transaction to such U.S. Holder for U.S. federal income tax purposes. A U.S. Holder generally will recognize gain or loss on the sale of a Note in an amount equal to the difference between (1) the amount of cash received for such Note (other than the portion of such amount that is properly allocable to accrued interest, which will be treated as a payment of interest for U.S. federal income tax purposes to the extent not previously included in income), and (2) the U.S. Holder’s “adjusted tax basis” for such Note at the time of sale. Except to the extent that gain is recharacterized as ordinary income pursuant to the market discount rules discussed below, such gain or loss generally will be capital gain or loss, and will be long-term capital gain or loss if, at the time of the sale, the U.S. Holder’s holding period for the Note is more than one year. The deductibility of capital losses is subject to limitations.

Market Discount. Gain recognized by a U.S. Holder on the sale of the Notes pursuant to the exercise of the Put Option will be treated as ordinary income to the extent of any market discount on the Notes that has accrued during the period that the tendering U.S. Holder held the Notes and that has not previously been included in income by the U.S. Holder. A Note generally will be considered to be acquired with market discount if the initial tax basis of the Note in the hands of the U.S. Holder was less than the adjusted issue price of the Note at time of the acquisition of the Note by the Holder by more than a specified de minimis amount. Market discount accrues on a ratable basis, unless the U.S. Holder has elected to accrue the market discount using a constant-yield method.

Backup Withholding and Information Reporting. A U.S. Holder whose Notes are sold pursuant to the exercise of the Put Option will be subject to backup withholding tax on the gross proceeds from such payment (including any proceeds attributable to accrued interest), unless the U.S. Holder (i) is a corporation or other exempt recipient and, when required, establishes this exemption or (ii) provides its correct taxpayer identification number, certifies that it is not currently subject to backup withholding tax and otherwise complies with applicable requirements of the backup withholding tax rules. A U.S. Holder that does not provide us with its correct taxpayer identification number may be subject to penalties. Backup withholding tax is not an additional tax; any amount so withheld may be credited against the U.S. Holder’s federal income tax liability. If backup withholding tax results in an overpayment of U.S. federal income taxes, a refund may be obtained from the IRS, provided that the required information is timely furnished.

When required, we will provide information statements to tendering U.S. Holders and to the IRS reporting the payment of the consideration.

Treatment of Non-U.S. Holders

Sale of the Notes. Subject to the discussion below regarding the backup withholding requirements of the Code, any gain realized by a Non-U.S. Holder on the sale of a Note pursuant to the exercise of the Put Option generally will not be subject to U.S. federal income tax, unless:

•	the Non-U.S. Holder is an individual who is present in the United States for 183 days or more in the taxable year of the sale and certain other requirements are met;
•

the gain is effectively connected with the conduct by the Non-U.S. Holder of a trade or business in the United States (and, if an income treaty applies, the gain is attributable to a U.S. permanent establishment or fixed base); or

•

we are or have been a “U.S. real property holding corporation” (a “USRPHC”) for U.S. federal income tax purposes during the shorter of the Non-U.S. Holder’s holding period or the 5-year period ending on the date of the disposition of the Notes.

If the first exception applies, the Non-U.S. Holder generally will be subject to tax at a rate of 30% on the net gain derived from the sale. If the second exception applies, the Non-U.S. Holder will generally be required to pay United States federal income tax on the net gain derived from the sale in the same manner as U.S. Holders, as described above. In addition, corporate holders may be subject to a 30% branch profits tax on effectively connected gain. If a Non-U.S. Holder is eligible for the benefits of an income tax treaty between the United States and its country of residence, any such gain will be subject to United States federal income tax in the manner specified by the treaty. We believe that we are not currently, and we do not anticipate becoming, a USRPHC for U.S. federal income tax purposes.

Accrued Interest. Subject to the discussion below regarding the backup withholding requirements of the Code, if a Non-U.S. Holder who is not engaged in a trade or business in the United States receives amounts attributable to accrued interest upon a sale of a Note pursuant to the exercise of the Put Option, the Non-U.S. Holder generally will not be subject to U.S. federal income tax or 30% withholding tax, provided that:

•	the Non-U.S. Holder does not actually or constructively own 10% or more of the total combined voting power of all classes of our stock entitled to vote,
•	the Non-U.S. Holder is not a controlled foreign corporation that is related to us through stock ownership,
•	the Non-U.S. Holder is not a bank that received the Notes on an extension of credit made pursuant to a loan agreement entered into in the ordinary course of business, and

•

either we or our paying agent have received appropriate documentation from the Non-U.S. Holder (for example, an IRS Form W-8BEN or other applicable IRS Form W-8) establishing that the Non-U.S. Holder is not a U.S. person.

A Non-U.S. Holder that does not qualify for exemption from U.S. federal income tax under the preceding sentence generally will be subject to withholding of U.S. federal income tax at a 30% rate (or lower applicable treaty rate) on payments of interest, unless the interest is effectively connected with the conduct of a trade or business within the United States. If the interest is effectively connected with the conduct of a trade or business within the United States (and, if required by an applicable income tax treaty, is attributable to a U.S. permanent establishment or fixed base), then the Non-U.S. Holder will be exempt from the 30% withholding tax and will instead be subject to U.S. federal income tax on that interest on a net income basis in the same manner as U.S. Holders. In addition, if a Non-U.S. Holder is a foreign corporation, it may be subject to a branch profits tax equal to 30% (or a lower rate under an applicable income tax treaty) of its earnings and profits for the taxable year, subject to adjustments, that are effectively connected with its conduct of a trade or business in the United States.

Information Reporting and Backup Withholding. The payment of the gross proceeds from the sale of a Note pursuant to the exercise of the Put Option (including the portion attributable to accrued interest) may be subject to information reporting and possibly backup withholding unless the Non-U.S. Holder certifies as to its non-U.S. status under penalties of perjury or otherwise establishes an exemption. Backup withholding is not an additional tax. Any amounts withheld under the backup withholding rules may be refunded or credited against the Non-U.S. Holder’s U.S. federal income tax liability, provided that the required information is timely provided to the Internal Revenue Service. When required, we will provide information statements to tendering Non-U.S. Holders and to the IRS reporting the payment of consideration.

13.       Additional Information. We are subject to the reporting and other informational requirements of the Exchange Act and, in accordance therewith, file reports, proxy statements and other information with the SEC. These reports, proxy statements and other information can be inspected and copied at the Public Reference Section of the SEC located at 100 F Street, N.E., Room 1580, Washington, D.C., 20549. Copies of these materials can be obtained from the Public Reference Section of the SEC at prescribed rates. Please call the SEC at 1-800-SEC-0330 for further information on the public reference facilities and their copy charges. These materials may also be accessed electronically by means of the SEC’s home page on the Internet at http://www.sec.gov. These reports and other information concerning us may also be inspected at the office of the NYSE located at 20 Broad Street, New York, NY 10005. For further information on obtaining copies of our public filings at the NYSE, you should call 1-212-656-3000.

We have filed with the SEC a Tender Offer Statement on Schedule TO, pursuant to Section 13(e) of the Exchange Act and Rule 13e-4 promulgated thereunder, furnishing certain information with respect to the Put Option. The Tender Offer Statement on Schedule TO, together with any exhibits and any amendments thereto, may be examined and copies may be obtained from the SEC in the same manner as set forth above.

The documents listed below (as they may be amended from time to time) contain important information about us and our financial condition:

•	our Annual Report on Form 10-K for the year ended May 27, 2007;
•	our Quarterly Reports on Form 10-Q for the quarters ended August 26, 2007 and November 25, 2007;
•	all other reports we have filed pursuant to Sections 13, 14 or 15(d) of the Exchange Act since the end of the fiscal year covered by the Form 10-K mentioned above;
•

all documents we file with the SEC pursuant to Sections 13, 14 and 15(d) of the Exchange Act subsequent to the date of this Company Repurchase Notice and prior to 5:00 p.m., New York City time, on the Repurchase Date;

•	the section entitled “Description of the Notes” in our Registration Statement on Form S-3 (File No. 333-145358) (the “Resale Registration Statement”) filed with the SEC on August 9, 2007; and
•	the description of our common stock contained in the Resale Registration Statement.

In the event of conflicting information in these documents, the information in the latest filed documents should be considered correct. You should not assume that the information in this Company Repurchase Notice or any of the documents referred to above is accurate as of any date other than that on the front cover of the applicable document.

14.       No Solicitations. We have not employed any persons to make solicitations or recommendations in connection with the Put Option.

15.       Conflicts. In the event of any conflict between this Company Repurchase Notice on the one hand and the terms of the Indenture or the Notes or any applicable laws on the other hand, the terms of the Indenture or the Notes or applicable laws, as the case may be, will control.

GENERAL MILLS, INC.

March 12, 2008

ANNEX A

BOARD OF DIRECTORS AND EXECUTIVE OFFICERS

The following table sets forth the names of each of the members of our board of directors and each of our executive officers.

Directors

Name	Title
Stephen W. Sanger	Chairman of the Board and Director
Bradbury H. Anderson	Director
Paul Danos	Director
William T. Esrey	Director
Raymond V. Gilmartin	Director
Judith Richards Hope	Director
Heidi G. Miller	Director
Hilda Ochoa-Brillembourg	Director
Steve Odland	Director
Kendall J. Powell	Director
Lois E. Quam	Director
Michael D. Rose	Director
Robert L. Ryan	Director
A. Michael Spence	Director
Dorothy A. Terrell	Director

Executive Officers

Name	Title
Kendall J. Powell	Chief Executive Officer
Donal L. Mulligan	Executive Vice President and Chief Financial Officer
Richard O. Lund	Vice President and Controller
Ian R. Friendly	Executive Vice President and Chief Operating Officer, U.S. Retail
Randy G. Darcy	Executive Vice President, Worldwide Operations and Technology
Jeffrey J. Rotsch	Executive Vice President, Worldwide Sales and Channel Development
Y. Marc Belton	Executive Vice President, Worldwide Health, Brand and New Business Development
Christopher D. O’Leary	Executive Vice President and Chief Operating Officer, International
Roderick A. Palmore	Executive Vice President, General Counsel, Chief Compliance and Risk Management Officer and Secretary
Michael A. Peel	Executive Vice President, Human Resources and Administrative Services
Christina L. Shea	Senior Vice President, External Relations and President, General Mills Foundation
Kenneth L. Thome	Senior Vice President and Deputy Chief Financial Officer

A-1

The business address of each person set forth above is c/o General Mills, Inc., Number One General Mills Boulevard, Minneapolis, Minnesota 55426; telephone number (763) 764-7600.

A-2